Exhibit 5.1

Attorneys and Counselors
1445 Ross Avenue, Suite 2400 Dallas, Texas 75202 (214) 953-0053 (214) 922-4142 Fax www.hallettperrin.com		(214) 922-4120 bhallett@hallettperrin.com

May 8, 2013

Brinker International, Inc.

6820 LBJ Freeway

Dallas, Texas 75240

Ladies and Gentlemen:

We have acted as counsel to Brinker International, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of $250 million aggregate principal amount of 2.600% Notes due 2018 (the “2018 Notes”) and $300 million aggregate principal amount of 3.875% Notes due 2023 (the “2023 Notes”, and together with the 2018 Notes, the “Notes”). The Notes are to be issued under an indenture, dated as of April 30, 2013, by and between the Company and Wilmington Trust, National Association, as trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture to be dated as of May 15, 2013, by and between the Company and the Trustee (relating to the 2018 Notes), and the Second Supplemental Indenture to be dated as of May 15, 2013, by and between the Company and the Trustee (relating to the 2023 Notes) (the “Supplemental Indentures”, and together with the Base Indenture, the “Indenture”). As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), on April 30, 2013 (the “Registration Statement”) and the prospectus dated April 30, 2013 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated May 8, 2013 (the “Preliminary Prospectus Supplement”), and the prospectus supplement to be filed with the Commission or about May 10, 2013 (the “Prospectus Supplement”).

We have examined and relied upon corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Indenture, the Underwriting Agreement and the issuance of the Notes, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement, the Prospectus Supplement, the Underwriting Agreement and the Indenture. We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Our opinions below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws relating to or affecting the rights or remedies of creditors generally, (ii) statutory or decisional law concerning recourse by creditors to security in the absence of notice or hearing, (iii) duties and standards imposed on creditors and parties to contracts, including, without limitation, requirements of materiality, good faith, reasonableness and fair dealing and (iv) general equitable principles. Furthermore, we express no opinion as to the availability of any equitable or specific remedy upon any breach of the Indenture or the Notes, or to the successful assertion of any equitable defenses, inasmuch as the availability of such remedies or the success of any equitable defenses may be subject to the discretion of a court. We also express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Texas, the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to, the foregoing, we are of the opinion that when the Notes have been duly executed by the Company, and duly authenticated by the Trustee in accordance with the terms of the Indenture, and delivered to the purchasers thereof against payment of the consideration therefor duly approved by the Company, and subject to the final terms of the Notes complying with then applicable law, not resulting in a default under or a breach of any agreement or instrument binding upon the Company and complying with any requirement or restriction imposed by any court or governmental entity having jurisdiction over the Company, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about May 9. 2013, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Hallett & Perrin

Hallett & Perrin